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                                                                   EXHIBIT 10.21

              COMPENSATION ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS


         The following table sets forth the Company's current compensation arrangements with its non-employee directors. The appropriate level of non-employee director compensation is currently being reviewed by the Compensation and Nominating and Governance Committees of the Board, and certain of the amounts set forth below are likely to be increased during 2005.

ANNUAL RETAINER -- $21,000, paid quarterly (40% automatically paid in deferred stock units under the Deferred Compensation Plan discussed below)

ADDITIONAL ANNUAL RETAINER FOR CHAIRMAN OF THE BOARD -- $60,000

ADDITIONAL ANNUAL RETAINER FOR CHAIRMAN OF THE AUDIT COMMITTEE -- $6,000

BOARD MEETING FEES -- $2,000 for attendance in person, $500 for telephonic attendance

COMMITTEE MEETING FEES -- $1,000 for attendance in person or by telephone

OPTIONS -- 15,000 shares upon initial election (vesting 3,000 per year), exercisable at market price on date of grant

         3,000 shares per year upon each re-election, vesting after 6 months and exercisable at market price on date of grant

         Once vested, all options remain exercisable for ten years from grant

PHANTOM STOCK DEFERRED COMPENSATION PLAN -- Each director may elect to designate all or a portion of his remaining cash compensation to purchase phantom EMS share units at current market prices. Cash payout occurs following retirement as a director or, for voluntary deferrals, after 5 years, subject to the director's limited right to further defer. Payment is based on market value of the common stock at the time paid, and is taxable income to the director only at that time.

The Company also reimburses travel expenses incurred in connection with activities as a member of the Board and its Committees.